EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan of Extreme Networks, Inc. of our report dated September 6, 2005, with respect to the consolidated financial statements and schedule of Extreme Networks, Inc. included in its Annual Report (Form 10-K) for the year ended July 3, 2005, Extreme Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Extreme Networks, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 6, 2006